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                          AMR INVESTMENT SERVICES, INC.

                                 CODE OF ETHICS

                             Dated February 16, 2000

A. Definitions When used in this Code, the following terms shall have the meanings set forth below:

     "Access Person" means any director, officer, or employee of AMR Investment Services, Inc. ("Company").

     "Advisory Account" means any account with respect to which the Company provides investment advisory services pursuant to a contract.

     "Beneficial Ownership" shall be interpreted in a manner consistent with Rule 16a-1(a)(2) of the Securities Exchange Act of 1934. This includes accounts of a spouse, minor children and relatives resident in the Access Person's home, as well as accounts of another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Access Person obtains beneficial ownership.

     "Code" means this Code of Ethics.

     "Company" means AMR Investment Services, Inc.

     "Compliance Officer" means the Company officer(s) designated by the Company President as being responsible for receiving reports or notices and performing such other duties as required by the Code.

     "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with the company. A natural person shall be presumed not to be a "control" person for this purpose, unless a determination to the contrary is made by the Securities and Exchange Commission.

     "Exempt Security" means any security issued by the government of the United States or its agencies and instrumentalities, bankers' acceptances, bank certificates of deposit, commercial paper, other high quality short-term debt instruments, or shares of open-end investment companies. In addition, as may be determined by the Compliance Officer, certain futures transactions and options on certain broad-based securities indices will be deemed an "Exempt Security."

     "Investment Personnel" includes the President, the Vice President-Trust Investments, portfolio managers employed by the Company and the analysts and traders who assist in the investment process.

     "Portfolio Managers" are defined as those employees of the Company with direct responsibility and authority to make investment decisions affecting an Advisory Account.

     "Purchase or sale of a security" includes, among other transactions, the writing of an option to purchase or sell a security.

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     "Security" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

     Access Persons should contact the designated Compliance Officer regarding any questions they have concerning or interpreting any of the above definitions.

B. Statement of General Principles

     Directors, officers and employees of the Company owe a fiduciary duty to place the interests of the Advisory Accounts above their own. This includes the responsibility to conduct their personal securities transactions in a manner that does not interfere with portfolio transactions on behalf of Advisory Accounts or take unfair advantage of their relationship to the Company. At all times employees should be guided by the principle that the interests of Advisory Accounts come first. All personal securities transactions must be executed consistent with the policies and restrictions set forth in the following pages.

     Doubtful situations should be resolved in favor of Advisory Accounts. Technical compliance with the Code's procedures will not automatically exempt from scrutiny any trades that may indicate a perceived abuse of fiduciary duties.

C. Restrictions

     1. Purchases and Sales of a Security. No Access Person of the Company shall purchase or sell, directly or indirectly:

          a. any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which, to his or her actual knowledge at the time of such purchase or sale, is being purchased or sold by an Advisory Account,

          b. any Security in which, to his or her actual knowledge at the time of such purchase or sale, the Company or any other investment adviser of the Company is actively considering recommending to an Advisory Account for purchase or sale, or

          c. any convertible security, option, warrant or any security of a different class of any issuer whose underlying or other class of securities are, to his or her actual knowledge at the time of such purchase or sale, being actively considered for recommendation to, or are currently being purchased or sold by an Advisory Account.

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     These prohibitions shall apply whether the transaction is in the same (e.g.
two purchases) or the opposite (e.g. a purchase and a sale) direction of the trade for an Advisory Account and will continue until the day after the day on which the Company determines not to enter into or completes the purchase or sale.

     2. Exceptions. The prohibitions of Section C.1. above shall not apply to:

          a. purchases or sales of Securities in any account over which the Access Person has no direct or indirect influence, control or prior knowledge;

          b. purchases or sales of Securities which are not eligible for purchase or sale by any Advisory Account and are not connected to Securities any Advisory Account holds or intends or proposes to acquire;

          c. purchases or sales of Securities which are not a choice or decision of the Access Person;

          d. purchases of Securities issued pursuant to an automatic dividend reinvestment plan; or

          e. purchases of Securities effected upon the exercise of rights issued by an issuer proportionately to all holders of a class of its Securities (or certain other corporate actions as approved by the Compliance Officer or his or her designee) to the extent such rights were acquired from that issuer, and sales of such rights so acquired.

     3. Undue Influence. No Access Person who owns a particular Security shall attempt to cause an Advisory Account to purchase, sell or hold the same Security in a manner calculated to create a personal benefit to the Access Person. An Access Person who participates in an investment decision on behalf of an Advisory Account concerning a particular security, that could create a material benefit to the Access Person, should disclose to those persons with authority to make investment decisions, or to the Compliance Officer, the nature of his/her interest in that Security.

     4. Initial Public Offerings. No Investment Personnel may acquire any Securities in an Initial Public Offering.

     5. Private Placements. Any acquisition by Investment Personnel of Securities in a private placement must have prior clearance from the Compliance Officer or another officer of the Company who has been designated to clear such transactions. Prior approval should take into account whether the investment opportunity should be reserved for the Company and its Advisory Accounts, and whether the opportunity is being offered to the individual by virtue of his or her position with the Company. Investment Personnel who have been authorized to acquire securities in a private placement are required to disclose these investments when they play a part in the Company's subsequent consideration of an investment in the issuer. In such circumstances, the decision to make the investment should be subject to an independent review by Investment Personnel with no personal interest in the issuer.

     6. Short-Term Trading. No Investment Personnel of the Company may profit from the purchase and sale, or sale and purchase of the same (or equivalent) Securities

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     within sixty calendar days. However, individual exceptions may be permitted by the Compliance Officer or another officer designated by the Company when it is clear that the trades would not create a conflict with the interests of any Advisory Account of the Company. Examples of such exceptions include the purchase of AMR stock and exercising compensation-related options. Any trades made in violation of this prohibition should be reversed, or if that is not feasible, all profits resulting from the trading should be disgorged to a charitable organization designated by the Company; provided, however, that the Compliance Officer or another officer designated by the Company may waive disgorgement of profits if it is determined that trading in violation of this prohibition was inadvertent and did not otherwise result in a conflict with an Advisory Account.

     7. Seven Day Blackout. No Portfolio Manager may purchase or sell a Security within seven calendar days of a purchase or sale of the same (or equivalent) Security on behalf of an Advisory Account managed by that Portfolio Manager.

     8. Portfolio Securities. No Portfolio Manager may purchase or sell a Security if, as of the time of the proposed transaction, an Advisory Account managed by the Portfolio Manager owns more than five percent (5%) of a Security issued by the same issuer. Exceptions to the foregoing limitation may be granted by the Compliance Officer or another officer designated by the Company if it is determined that the trade would not create an actual or apparent conflict of interest with the Company.

     9. Inside Information, Market Manipulation and Other Prohibited Transactions. Investment Personnel may not enter into any transaction:

          a. while in possession of material nonpublic information regarding the security or issuer of the security;

          b. intended to raise, lower or maintain the price of any security to create a false appearance of active trading; or

          c. deemed by the Compliance Officer, or his or her designee, to involve a conflict of interest, possible diversion of corporate opportunity or appearance of impropriety.

     10. Gifts. No Investment Personnel may accept any gift of more than minimal value ($150) from any person or entity that does business with or on behalf of the Company. Gifts generally do not include dinners, tickets to the theater or sporting events or comparable entertainment. In addition, Access Persons may not solicit gifts or give any gifts of more than a minimal value ($150) to any person that does business with or on behalf of the Company.

     11. Service as a Director. Investment Personnel are prohibited from serving on the Boards of Directors of publicly traded companies unless prior authorization has been granted by the President of the Company, based upon a determination that the Board service would not be inconsistent with the interests of the Company and its Advisory Accounts. The President's serving on any Board of a publicly traded company must be approved by the Secretary of the Company.

D. Compliance Procedures

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     1. Preclearance. The prohibitions of Section C.1. notwithstanding, an
     Access Person may effect a purchase or sale of a Security in which they have, or by reason of such transaction acquire, a direct or beneficial interest, only if they obtain prior written clearance from an officer of the Company who has been designated to grant trading approvals. Requests for pre-clearance shall be made on the appropriate form provided by the Compliance Officer for such purpose. In addition, upon receipt of such preclearance, an Access Person may engage in a transaction otherwise prohibited by Section C.1. Such written clearance shall be based upon a determination by the approving officer (in consultation with such other persons as may be necessary) that the purchase or sale will not materially affect the liquidity of the market for the Security or its price and is otherwise consistent with Section 17j-1 under the Investment Company Act of 1940 and the rules and regulations thereunder. Clearance shall be granted for a period of seven calendar days only. Pre-clearance is not necessary for transactions in Exempt Securities.

     2. Reporting. Every Access Person shall report to the Compliance Officer the information described below with respect to an existing holding and transactions in any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Security, including, but not limited to, transactions which have been cleared according to Section D.1. above. Reporting is not necessary for transactions in Exempt Securities.

          a. Initial Holdings Report. Every report shall be made no later than ten days after a person becomes an Access Person and shall contain the following information:

               1.) the title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

               2.) the name of the broker, dealer or bank with whom the Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

               3.) the date that the report is submitted by the Access Person.

          b. Quarterly Transaction Report. Every report shall be made no later than ten days after the end of the calendar quarter and shall contain the following information:

               1.) the date of the transaction, the title, interest rate and maturity date (if applicable) and the number of shares, and the principal amount of each Security involved;

               2.) the nature of the transaction, i.e., purchase, sale or any other type of acquisition or disposition;

               3.) the price at which the transaction was effected;

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               4.) the name of the broker, dealer or bank with or through which the transaction was effected;

               5.) the date that the report is submitted by the Access Person;
               and

               6.) for any account opened during the quarter in which any Security was held for the direct or indirect benefit of the Access Person, include the name of the broker, dealer or bank with whom the account was established and the date of establishment.

          c. Annual Holdings Report. Every report shall be made annually and contain the following information (which must be current as of a date not more than 30 calendar days before the report is submitted):

               1.) the title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership;

               2.) the name of the broker, dealer or bank with whom the Access Person maintains an account in which any Securities are held for the direct or indirect benefit of the Access Person; and

               3.) the date that the report is submitted by the Access Person.

          All reports shall be made on the form designated for such purpose. Copies of confirmation statements or monthly statements of account may be attached to the signed report form instead of completing the information otherwise required on the form.

     4. Disclaimer of Beneficial Ownership. Any report pursuant to this Section
     D. shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

     5. Notification of Reporting Obligation. The initial holdings, quarterly and annual reports are designed to comply with the requirements of the Investment Company Act of 1940 and rules thereunder. All Access Persons under a duty to file initial holdings, quarterly and annual reports with the Compliance Officer shall be informed of that duty by that officer or his or her designee. Once informed of their duty to file quarterly and annual reports, an Access Person has a continuing obligation to file such reports in a timely manner until such time as notified otherwise. Information supplied on the reports is available for inspection by the Securities and Exchange Commission at any time during the five-year period following the end of the fiscal year in which each report is made.

     6. Review of Reports. Periodically, the Compliance Officer, or his or her designee, shall compare the reported personal securities transactions of Access Persons with completed portfolio transactions of the Company and with any portfolio transactions effected for the Company by its investment adviser(s) to determine whether a violation of this Code may have occurred. Before making any determination that a violation has

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     or may have been committed by any person, the Compliance Officer shall give such person an opportunity to supply additional explanatory material. If the Compliance Officer determines that a violation of this Code has or may have occurred, such Officer shall submit a written determination, together with any appropriate supporting documentation and any additional explanatory material provided by the individual, to the President of the Company, who shall make an independent determination of whether a violation has occurred.

          No person shall participate in a determination of whether he or she has committed a violation of the Code or the imposition of any sanction as a result of such violation. If a Securities transaction of the President is under review, the Secretary of the Company shall act in all respects in the manner prescribed herein for the President.

          The Compliance Officer shall report to the Company's President informing him promptly following the receipt of any report which indicates that an Access Person entered into a personal Securities transaction which violated the prohibitions contained in this Code or any report which indicates that any person violated the prohibitions contained in the Statement of Policy on Material Non-Public Information.

          No less than annually, the Company must furnish to the Board of Trustees ("Board") of any mutual fund for which it is the adviser or sub-adviser, and the Board must consider, a written report that

          a. describes any issues arising under the Code or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

          b. certifies that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

     7. Records of Securities Transactions. All Investment Personnel must direct their brokers to supply the designated Compliance Officer, on a timely basis, duplicate copies of confirmations of all personal Securities transactions and copies of periodic statements for all Securities accounts. Such records are not required to be submitted for accounts which solely contain transactions in Exempt Securities (e.g. open-end investment company accounts).

     8. Certification of Compliance with Code of Ethics. All Access Persons are required on an annual basis to certify that they have read and understood the Code and recognize that they are subject to it. Furthermore, Access Persons shall certify annually that they have complied with the Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.

     9. Sanctions. Upon determining that there has been a violation of this Code, the Company's President may impose such sanctions as deemed appropriate including, among others, a letter of censure, or suspension or termination of the employment of the violator. In every case, any profits realized from prohibited transactions must be disgorged to a charitable organization designated by the Company.

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                          AMR INVESTMENT SERVICES TRUST
                            AMERICAN AADVANTAGE FUNDS
                        AMERICAN AADVANTAGE MILEAGE FUNDS
                              AMERICAN SELECT FUNDS
                          AMR INVESTMENT SERVICES, INC.

                               STATEMENT OF POLICY
                                       ON
                         MATERIAL NON-PUBLIC INFORMATION

                             Dated November 19, 1999


A. INTRODUCTION

      This Statement of Policy on Material Non-Public Information ("Statement") has been adopted in response to the Insider Trading and Securities Fraud Enforcement Act of 1988. That law materially increases potential sanctions for the illegal use of material, non-public information. These sanctions include substantial monetary fines and jail sentences. The new law extends these sanctions to employers of individuals who violate the law if the employer fails to take reasonable steps to prevent such violations. In addition, this law requires every registered investment adviser, such as AMR Investment Services, Inc. ("AMR"), to adopt and enforce written procedures "reasonably designed" to prevent insider trading abuses. Accordingly, this Statement applies to every trustee, director, officer and employee of the AMR Investment Services Trust ("AMR Trust"), the American AAdvantage Funds ("AAdvantage Funds"), the American AAdvantage Mileage Funds ("Mileage Funds"), the American Select Funds ("Select Funds"), and AMR (collectively referred to herein as "Employees").

      This Statement explains: (i) the general legal prohibitions and sanctions regarding insider trading; (ii) the obligations of each Employee in the event he or she learns material, non-public information; and (iii) the obligations of each Employee to limit the communication of material, non-public information. The meaning of the key concepts underlying the prohibitions and the definitions of certain key words and phrases used in this Statement are set forth in Appendix A.

      Please note that the Funds and AMR also have adopted a Code of Ethics which govern all personal securities transactions by Employees and members of their immediate families.





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B. POLICY AGAINST INSIDER TRADING; PROCEDURES TO PREVENT SUCH TRADING

      1. The Funds and AMR forbid any Employee who possesses material, non-public information from (i) trading securities to which such information relates, (ii) recommending transactions to others based on such information, or (iii) communicating such information to others in violation of the securities laws of the U.S. and any other country which has jurisdiction over the trading or communication.

      2. Whenever an Employee becomes aware that material, non-public information has been utilized by another Employee in the purchase or sale of a security, he or she should immediately contact an appropriate compliance officer.

C. NEED TO KNOW POLICY; PROCEDURES TO ENFORCE SUCH POLICY

      1. All information regarding planned, prospective or ongoing securities transactions should be treated as confidential. Such information should be confined to those Employees who require the information to perform their duties.

      2. To ensure the integrity of this policy, Employees should take reasonable steps to safeguard the confidentiality of material, non-public information, including the following:

           a. Do not discuss confidential information in public places such as elevators, hallways or social gatherings;

           b. To the extent practical, limit access to the areas of the firm where confidential information could be observed or overheard to Employees with a business need for being in the area;

           c. Avoid using speaker phones in areas where unauthorized persons may overhear conversations;

           d. Where appropriate, maintain the confidentiality of client identities by using code names or numbers for confidential projects;

           e. Exercise care to avoid placing documents containing confidential information in areas where they may be read by unauthorized persons and store such documents in secure locations when they are not in use; and

           f. Destroy copies of confidential documents no longer needed for a project.



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QUESTIONS. If you have any questions with respect to the interpretation or application of this statement, you are encouraged to discuss them with your immediate supervisor or any compliance officer.



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                                   APPENDIX A


1. THE INSIDER TRADING PROHIBITION. The "insider trading" doctrine prohibits any person (including investment advisers)from:

 o trading in a security while in possession of material, non-public information regarding the security and in violation of a duty of trust and confidence;

 o tipping such information to others;

 o recommending the purchase or sale of securities while in possession of such information; or

 o assisting someone who is engaged in any of the above activities.

Thus, "insider trading" is not limited to insiders. It also applies to non-insiders, such as investment analysts and stock brokers. In addition, it is not limited to persons who trade. It also applies to persons who tip material, non-public information or recommend securities while in possession of such information.

2. MATERIALITY. Insider trading restrictions arise only when the information that is used for trading, tipping or recommendations is "material." The information need not be so important that it would have changed an investor's decision to buy or sell; rather, it is sufficient that a reasonable investor would want to know the information in making purchase or sale decisions. The Supreme Court has held that, in close cases, doubts as to whether information is material should be resolved in favor of finding materiality.

      EFFECT ON MARKET PRICE. Any information that, upon disclosure, is likely to have a significant impact on the market price of securities should be considered material.

      FUTURE EVENTS. The materiality of facts relating to the possible occurrence of future events depends on the likelihood that the event will occur and the significance of the event if it does occur.

      TENDER OFFERS. Tender offers are subject to particularly strict regulation under the securities laws. Under no circumstances should you trade in securities while in possession of material, non-public information regarding a potential tender offer.



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      ILLUSTRATIONS. The following list, though not exhaustive, illustrates the types of matters that might be considered material: a joint venture, merger or acquisition; the declaration of or omission to declare dividends; the acquisition or loss of a significant contract; a change in control or a significant change in management; a call of securities for redemption; the borrowing of a significant amount of funds; the purchase or sale of a significant asset; a significant change in capital investment plans; a significant labor dispute or disputes with subcontracts or supplies; an event requiring a company to file a current report on Form 8-K with the SEC; establishment of a program to make purchases of the company's own shares; a tender offer for another company's securities; an event of technical default or default on interest and/or principal payments; advance knowledge of an upcoming publication that is expected to affect the market price of the stock.


3. NON-PUBLIC INFORMATION. Any information which is not "public" is deemed to be "non-public." Just as an investor is permitted to trade on the basis of information that is not material, he may also trade on the basis of information that is public. Information is considered public if it has been disseminated in a manner making it available to investors generally. An example of non-public information would include material information provided to a select group of analysts but not made available to the investment community at large. Set forth below are a number of ways in which non-public information may be made public.

      DISCLOSURE TO NEWS SERVICES AND NATIONAL PAPERS. Publication of a material fact by a national business and financial newswire service, such as Dow Jones or Reuters, a national news service, such as Associated Press, or a national newspaper, such as The New York Times or The Wall Street Journal would render the information "public".

      LOCAL DISCLOSURE. An article in a local newspaper might be sufficient for a company that is only locally traded, but might not be sufficient for a company that has a national market.

      INFORMATION IN SEC REPORTS. Information contained in reports filed with the SEC will be deemed to be public.

      INFORMATION IN BROKERAGE REPORTS. Information published in bulletins and research reports disseminated by brokerage firms will, as a general matter, be deemed public.

      If you possess material, non-public information with respect to a security before such information is publicly disseminated, you may not initiate transactions in the security until the information has been publicly released for a period sufficient to allow it to be fully disseminated.

4. CONCEPT OF POSSESSION. The SEC takes the position that insider trading laws prohibit any person from trading in a security in violation of a duty of trust and confidence while in possession of material, non-public information regarding the security. The "in possession" standard is in contrast to trading on the basis of the material, non-public information.

      For example, assume a portfolio manager for a Fund was intending to purchase shares of a company because the company recently announced that it had been granted a patent for a product he believed would generate significant revenues. Just prior to making the purchase, the portfolio manager comes into possession of non-public information that the company shortly will announce a program to repurchase its shares. The Fund would be prohibited from purchasing in the company's securities even though the reason for the intended purchase was the issuance of the patent and not the repurchase program. The prohibition would last until the information is no longer material or non-public.

5. ADVISORY ACCOUNT. With respect to all Employees, the term "Advisory Account" means any account with respect to which AMR provides investment advisory services pursuant to a contract.